UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3110 Main Street, Suite 400 Santa Monica, CA		90405
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 526-3005

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2012, each of Louis Lipschitz, Fred Hamilton and Stephen Key resigned from the Board of Directors of Forward Industries, Inc. (the “Company”).

At a meeting held on February 28, 2012, the Board of Directors of the Company (the “Board”) elected each of Robert Garrett, Jr., Howard Morgan and Terence (Terry) Wise to the Board to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

On November 1, 2011, the Company entered into an agreement with RGJR Capital Partners LLC (“RGJR”) to provide Mr. Garrett as a consultant for a term of up to six months to assist management in implementation of its growth strategy pursuant to a letter agreement, effective as of October 1, 2011, between the Company and RGJR (the “Agreement”).  The Agreement provides for a consulting fee of $30,000 per month and Mr. Garrett was awarded options to purchase up to 160,000 shares of common stock of the Company at an exercise price of $2.05, the closing fair market value on November 3, 2011, the grant date.  As of the date hereof, the Company has paid RGJR approximately $120,000 pursuant to the Agreement.  Mr. Garrett is a principal of RGJR.  Mr. Garrett has been elected to the Executive Committee of the Board.

Pursuant to the Stock Purchase Agreement effective as of December 8, 2011, by and among LaGrange Capital Partners, LP, LaGrange Capital Partners Offshore, Ltd., LaGrange Special Situations Yield Master Fund, Ltd. (together, the “LaGrange Group”) and Terence Wise, whereby Mr. Wise purchased 1,076,808 shares of the Company’s common stock from the LaGrange Group, of which Grange Johnson, the Chairman of the Board, is affiliated, the LaGrange Group agreed to nominate to the Company’s Nominating and Governance Committee one or more nominees of Mr. Wise for election to the Board under certain conditions.  Messrs. Wise and Morgan were nominated by the LaGrange Group pursuant thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2012	By:	/s/ Frank LaGrange Johnson
		Name:	Frank LaGrange Johnson
		Title:	Chairman of the Board